Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF

LIPOCINE INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Lipocine Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1. That by resolution of the Board of Directors of the Corporation, and by a Certificate of Designation filed in the office of the Secretary of State of Delaware on November 30, 2015, the Corporation authorized a series of 50,000 shares of Series A Junior Participating Preferred Stock, par value $.0001 per share, of the Corporation (the “Series A Preferred Stock”) and established the powers, designations, preferences and relative, participating, optional and other rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof.

2. That by resolution of the Board of Directors of the Corporation, and by a Certificate of Increase of Certificate of Designation filed in the office of the Secretary of State of Delaware on November 1, 2021, the authorized number of shares of Series A Preferred Stock was increased from 50,000 to 100,000.

3. As of the date hereof no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock have been issued.

4. That pursuant to the authority conferred on the Board of Directors of the Corporation by its Amended and Restated Certificate of Incorporation and the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors on October 18, 2024 adopted the following resolution amending the provisions of said Certificate of Designation:

RESOLVED: That paragraph 2(A) of the Certificate of Designation of Series A Junior Participating Preferred Stock be amended to read in its entirety as follows:

(A) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on each of March 31, June 30, September 31 and December 31, in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 and (b) the sum of (1) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, plus (2) the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), in each case declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. Notwithstanding any adjustments made prior to the date hereof, as of October 22, 2024, the “Adjustment Number” shall be deemed to be 1,000. In the event the Corporation shall at any time after October 22, 2024, (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 22nd day of October, 2024.

LIPOCINE INC.

By:	/s/ Mahesh V. Patel
Name:	Mahesh V. Patel
Office:	President and Chief Executive Officer

2